[LOGO]  PARKE BANCORP INC.

FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION CONTACT
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November 29, 2006                          Vito S. Pantilione, President and CEO
                                           (856) 256-2500

          PARKE BANCORP, INC. ANNOUNCES SPECIAL CASH DIVIDEND FOR 2006

             Washington Township, New Jersey - November 29, 2006 - Parke Bancorp,Inc. (NASDAQ SmallCap "PKBK") Washington Township, New Jersey, the parent bank holding company of Parke Bank, today announced that the Company's Board of Directors had declared a special cash dividend in the amount of $.20 per share for the 2006 fiscal year of the Company. The cash dividend is payable on December 22, 2006, to stockholders of record as of December 12, 2006.

         Mr. Vito S. Pantilione, President of the Company, stated that the Board of Directors "was very pleased to initiate its first ever cash dividend as another method to increase shareholder value in the Company. Given our strong earnings and continued profitability and growth, our Board of Directors believe that a one-time, special cash dividend for our 2006 fiscal year was an appropriate way to reward our loyal stockholders and return some value back to them." The directors voted to pay this dividend after reviewing the Company's results of operations and financial condition at and for the nine months ended September 30, 2006. "While we have a consistent record of paying stock dividends, this is our first cash dividend since becoming a public company, and it is an important milestone for us and our stockholders," according to Mr. Pantilione.

         The Company reported that this was a one-time special dividend and that it has not adopted a policy of paying dividends on a regular basis. The Board's determination and declaration of cash dividends is subject to a number of factors, including the financial conditions of the Company and Parke Bank, and regulatory restrictions on the payment of dividends by Parke Bank to the Company. If paid, such dividends may be reduced or eliminated in future periods.

         Parke Bancorp, Inc. maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It conducts its banking business through Parke Bank which has branch offices located in Northfield, New Jersey and two branch offices located in Washington Township, New Jersey and a branch office in Philadelphia. In addition, the Bank has a loan production office in Millville, New Jersey. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-size businesses in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Stock Market under the symbol "PKBK."



         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.